Exhibit 10.3A

September 19, 2011

Mr. Chris Power

6650 W. Prentice Ave

Littleton, CO 80123

Re:	Amendment to Amended and Restated Employment Agreement

Dear Chris:

You (the “Executive”) and LifeLock, Inc., a Delaware corporation (the “Company”), are parties to that certain Amended and Restated Employment Agreement dated effective May 11, 2011 (as amended, the “Employment Agreement”). Each capitalized term not expressly defined in this letter (this “Amendment”) shall have the meaning assigned that term in the Employment Agreement.

Under the terms of Section 2.4 of the Employment Agreement, Executive and the Company agreed that the Company would reimburse the Executive for temporary living expenses and certain round-trip airfare between Phoenix, Arizona and Denver, Colorado, until June 30, 2011. The Executive has requested that the Company extend the reimbursement of temporary living expenses and certain round-trip airfare between Phoenix, Arizona and Denver, Colorado until the end of 2011, at which time the Executive hopes to have relocated to the greater Phoenix, Arizona metropolitan area.

The Company and the Executive mutually desire to continue the employment relationship between the Company and the Executive upon the terms and conditions of the Employment Agreement as amended herein. Accordingly, the Company and the Executive have therefore agreed to amend the Employment Agreement as follows:

(A) Section 1.2 of the Employment Agreement, entitled “Duties of Executive,” is hereby amended by deleting the second sentence thereof, and inserting the following new second sentence in its place and stead:

“During his employment, the Executive shall devote his full business time, energy, and ability exclusively to the business and interests of the Company, shall be physically present at the Company’s offices in Tempe, Arizona during normal business hours each week (other than permitted vacations and on appropriate business travel for the benefit of the Company or upon the prior approval of the CEO), and shall not, without the Company’s prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would in any way materially interfere with the Executive’s performance of his duties under this Agreement.”

(B) Section 2.4 of the Employment Agreement, entitled “Relocation,” is hereby amended by deleting the same in its entirety and substituting in its place and stead the following new Section 2.4:

“2.4 Relocation.

(a) Relocation Expenses. Upon the submission of reasonable and satisfactory supporting documentation by the Executive, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of relocating Executive and his family and their household belongings from Denver, Colorado to Phoenix, Arizona, including the

Mr. Chris Power

September 19, 2011

shipment of household goods (including two vehicles), one round-trip air transportation for the Executive and his family to look for a home in the Phoenix, Arizona metropolitan area, and one one-way air transportation for the Executive and his family to move to the Phoenix, Arizona metropolitan area.

(b) Temporary Living Expenses and Airfare. Until December 31, 2011, the Company shall reimburse the Executive for (i) temporary living expenses and (ii) one round-trip, coach airplane ticket per week for the Executive to travel between Phoenix, Arizona and Denver, Colorado, and related reasonable expenses such as transportation to and from the airport and parking at the airport, in an aggregate amount not to exceed $4,500 per month.

(c) Timely Relocation Bonus. To incentivize the Executive to relocate his permanent residence to the greater Phoenix, Arizona metropolitan area on a timely basis, the Company shall pay the Executive a one-time lump sum incentive payment equal to $75,000.00, provided that the Executive has established his permanent residence and domicile in the greater Phoenix, Arizona metropolitan area and is residing in such area on a full-time basis by January 10, 2012. Such incentive payment shall be paid to the Executive within 15 days of the Executive’s delivery of satisfactory evidence to the CEO no later than January 10, 2012 that the Executive has met the conditions set forth in this Section 2.4(d).

(d) Taxes. The reimbursements set forth in this Section 2.4 shall be subject to applicable withholding and other taxes.”

(C) The effective date of this Amendment shall be July 1, 2011.

(D) Each of the Company and the Executive expressly acknowledge and agree that: (a) except as modified by this Amendment, the Employment Agreement (as so amended) shall remain in full force and effect; and (b) each of the Company and the Executive have received good and sufficient consideration from each other for its and his execution and delivery of this Amendment.

Mr. Chris Power

September 19, 2011

If this Amendment correctly details the terms of the amendment of the Employment Agreement as mutually agreed, please so indicate by signing and dating the enclosed duplicate copy of this Amendment, returning it to me, and retaining the original for the Executive’s personal files.

Yours very truly,

/s/ Todd Davis
Todd Davis
Chairman, President and Chief Executive Officer

ACKNOWLEDGED AND AGREED TO:

/s/ Chris Power
Chris Power

Dated: September 19, 2011